Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

February 3, 2005

CONTACT: Colleen McCann-Lillie

(509)	534 - 6200

Ambassadors Group Reports Earnings per Share of $1.50 for 2004

Spokane, WA – February 3, 2005

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced net income of $15.6 million for the year ended December 31, 2004, resulting in $1.50 earnings per share. The comparable 2003 net income was $10.2 million and 2003 earnings per share was $1.00.

Year Ended December 31, 2004

The year over year net income increase was driven by gross program receipt growth and expense management. Gross program receipts increased $38.5 million, 36 percent, to $147.1 million in 2004 from $108.6 million in 2003. This increase resulted from traveling approximately 35 percent more delegates in 2004 over 2003. Net revenue increased $14.2 million, 38 percent, to $51.8 million in 2004 from $37.7 million in 2003, and the gross margin percentage was consistent between 2004 and 2003 at 35 percent.

Operating expenses incurred during the years ended December 31, 2004 and 2003 grew at a lesser rate than gross program receipts and net revenue. Operating expenses were $29.2 million and $23.1 million, for the years ended December 31, 2004 and 2003, respectively. This $6.1 million, or 26 percent, increase resulted from increased personnel costs to support additional delegates, marketing efforts for 2005 travel, and professional fees associated with Sarbanes Oxley compliance. Operating income was $22.7 million for the year ended December 31, 2004, compared to $14.6 million for the year ended December 31, 2003.

Quarter Ended December 31, 2004

The fourth quarter 2004 net loss was $4.1 million, resulting in $0.41 loss per share. The comparable fourth quarter 2003 net loss was $3.3 million or $0.33 loss per share.

Fourth quarter 2004 gross program receipts were $9.1 million compared to $5.5 million for the comparable period of 2003. Net revenue was $3.3 million and $2.2 million for the quarters ended December 31, 2004 and 2003, respectively. The 50 percent, or $1.1 million, increase resulted from traveling approximately 70 percent more delegates than the same quarter a year ago at slightly less gross margins. Gross margins during the quarter ended December 31, 2004 and 2003, were 36 percent and 40 percent, respectively.

For the quarters ended December 31, 2004 and 2003, operating expenses incurred were $9.9 million and $7.4 million, respectively. The 34 percent increase resulted from increased personnel costs to support efforts for 2004 and 2005 travel and increased professional fees associated with Sarbanes Oxley compliance. Operating loss was $6.6 million for the quarter ended December 31, 2004, compared to $5.1 million for the quarter ended December 31, 2003.

The Company’s cash, cash equivalent and available-for-sale securities balances on December 31, 2004 and 2003, were $87.6 million and $67.5 million, of which $38.6 million and $28.2 million represented participant deposits, respectively. Deployable cash (see definition on final page of press release) at December 31, 2004 and 2003 was $43.2 million and $32.9 million, respectively.

“We are pleased to announce our 2004 financial results. The year over year gains reflect a more favorable global environment, as well as continued progress in developing the core competencies of the organization,” Jeff Thomas, President and Chief Executive Officer of Ambassadors Group, Inc., said. “We are fortunate to have a team in place that has been working to improve its performance while demonstrating flexibility in responding to an unusually high number of changes in the marketplace. We expect that there will continue to be challenges in the months ahead, and we plan to continue to enhance our flexibility and learning capabilities.”

“Clearly, one of our challenges in 2004 was to effectively and efficiently scale the service capabilities of the organization to meet the needs of 35 percent more delegates in 2004 than in 2003,” Thomas continued. “We anticipate continued scaling as we grow and evolve to manage an increasingly sophisticated audience. We look forward to continued focus on the fundamentals of our business and want to thank our shareowners for their continued support.”

Ambassadors Group Inc. will host a conference call to discuss the 2004 results of operations on Friday, Feb. 4, 2005 at 8:30 a.m. PST. Interested parties may join the call by dialing 888-396-2369, then entering the pass code: 65174992. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, parties may dial 888-286-8010 with the pass code of 61266722 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Post-view dial-in access will be available beginning Feb. 4 at 1:30 p.m. until Feb. 18 at 10:30 a.m. Post-view Webcast access will be available following the conference call through April 4, 2005.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes and professionals. These programs provide opportunities for grade school, and junior and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to Ambassadors Group, Inc. 10K filed March 12, 2004, 10Q filed Nov. 9, 2004, and proxy filed April 14, 2004.

The following summarizes the Company’s statements of operations for the years and quarters ended December 31, 2004 and 2003 (in thousands, except per share amounts). Certain prior-period amounts have been reclassified to conform with current year financial presentation. Such reclassification had no impact on previously reported net income or stockholders’ equity.

Years ended December 31,	2004	2003
Gross program receipts	$147,130	$108,582

Net revenue	$51,824	$37,665

Operating expenses:
Selling and tour promotion	22,616	18,534
General and administration	6,537	4,566

Total operating expenses	29,153	23,100

Operating income	22,671	14,565

Other income, net	1,035	820

Income before tax	23,706	15,385
Income tax provision	(8,059)	(5,231)

Net income	$15,647	$10,154

Weighted average shares outstanding – basic	10,045	9,923
Earnings per share – basic	$1.56	$1.02

Weighted average shares outstanding – diluted	10,449	10,170
Earnings per share – diluted	$1.50	$1.00

	UNAUDITED
Three months ended December 31,	2004	2003
Gross program receipts	$9,097	$5,465

Net revenue	$3,319	$2,213

Operating expenses:
Selling and tour promotion	6,874	5,522
General and administration	3,013	1,830

Total operating expenses	9,887	7,352

Operating loss	(6,568)	(5,139)

Other income, net	280	154

Loss before tax	(6,288)	(4,985)
Income tax benefit	2,139	1,695

Net loss	$(4,149)	$(3,290)

Weighted average shares outstanding – basic and diluted	10,065	9,978
Loss per share – basic and diluted	$(0.41)	$(0.33)

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics, offer comparable products to participants, and utilize similar processes for program marketing.

The following summarizes the Company’s balance sheets as of December 31, 2004 and 2003 (in thousands):

	2004	2003
Assets
Cash and cash equivalents (includes $12 of restricted cash)	$34,737	$33,653
Available-for-sale securities	52,820	33,872
Foreign currency exchange contracts	2,609	5,209
Prepaid program cost and expenses	2,461	1,608
Accounts receivable	123	233

Total current assets	92,750	74,575
Property and equipment, net	3,911	2,966
Deferred income tax	735	1,664
Other assets	120	116

Total assets	$97,516	$79,321

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$4,277	$4,435
Participants’ deposits	38,608	28,220
Deferred tax liability	723	1,690
Other current liabilities	3,953	3,575

Total current liabilities	47,561	37,920
Capital lease, long term	454	592

Total Liabilities	48,015	38,512

Stockholders’ equity	49,501	40,809

Total liabilities and stockholders’ equity	$97,516	$79,321

Deployable cash is a non-GAAP liquidity measure. The following summarizes the Company’s deployable cash as of December 31, 2004 and 2003 (in thousands):

	2004	2003
Cash, cash equivalents and available-for-sale securities	$87,557	$67,525
Prepaid program cost and expenses	2,461	1,608
Less: Participants’ deposits	(38,608)	(28,220)
Less: Accounts payable, accruals and other liabilities	(8,230)	(8,010)

Total deployable cash	$43,180	$32,903

Management believes this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.